Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-226399, 333-251984, 333-262051, 333-269292, 333-273857, 333-277015, 333-284490 and 333-292859) on Form S-8 and (No. 333-274609 and 333-278498) on Form S-3 of our report dated March 4, 2026, with respect to the financial statements of Aquestive Therapeutics, Inc.

/s/ KPMG LLP

Short Hills, New Jersey
March 4, 2026